UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2013

NAKED BRAND GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52381	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2 – 34346 Manufacturers Way, Abbotsford, BC V2S 7M1
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 877.592.4767

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 13, 2013, we issued a promissory note (the “First Note”) in the principal amount of up to $500,000 plus accrued and unpaid interest and any other fees. On November 13, 2013, we received $100,000 (less an original issuance discount of 10%) with the remaining balance of the First Note payable by the lender in such amounts and at such dates as the lender may choose in its sole discretion. The principal sum due to the lender shall be prorated based on the consideration actually paid by the lender (plus an approximate 10% original issue discount that is prorated based on the consideration actually paid by the lender as well as any other interest or fees) such that we are only required to repay the amount funded and not any of the unfunded portion. The maturity date for the First Note is two years from November 13, 2013. The principal sum, plus any accrued but unpaid interest thereon, of the First Note may be converted, at any time by lender, into shares of common stock of our company at a price which is the lesser of $0.265 or 60% of the lowest trade price in the 25 trading days prior to the conversion (less certain discounts as is specified in the promissory note).

We may repay the promissory note at any time on or before 90 days from November 13, 2013 with 0% interest. If we do not repay the promissory note within the 90 days then a one-time interest charge of 12% will be applied to the principal sum.

We granted piggyback registration rights to the lender in connection with the next registration statement we file with the Securities and Exchange Commission. We have also agreed that the terms of the First Note will be amended if we issue any securities with terms more favourable than the terms contained in the First Note. The lender has agreed not to effect any short sales or any hedging or other economic transaction which results in a net short position with respect to our common stock.

We issued the First Notes to one accredited investor relying on Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

On November 14, 2013, we entered into an Agency and Interlender Agreement dated November 14, 2013 (the “Agency Agreement”) with Kalamalka Partners Ltd. (“Kalamalka”), Gregory Darroch (“Darroch”) and John Nelson (“Nelson”, and together with Darroch, the “Lenders”) as set out in the Agency Agreement, whereby we agreed to borrow up to $300,000 from the Lenders from time to time (the “Loan”). In connection with the closing of the Agency Agreement, we issued: (i) two convertible promissory notes (collectively, the “Notes”) in the aggregate principal amount of $100,000 and (ii) an aggregate of 125,000 share purchase warrants (each, a “Lender Warrant”) to the Lenders. Each Lender Warrant is exercisable into one Share at a price of $0.10 per Share until November 14, 2016.

Each Note is due on January 31, 2014 (the “Due Date”) and bears interest at the rate of 12% per annum, calculated daily and payable on the Due Date. The principal amount outstanding under any Note, and all accrued but unpaid interest thereon, may be converted into shares of common stock of the Company (each, a “Share”) at a price of $0.25 per Share at any time at the option of the respective Lender. Repayment of the Notes is secured by general security agreements dated November 14, 2013, as amended and restated, made by each of our company and our wholly owned subsidiary, Naked Inc. in favour of Kalamalka, as agent for the Lenders.

As consideration for facilitating the Loan, the Company issued an aggregate of 125,000 warrants (the “Kalamalka Warrant”) to Kalamalka, each Kalamalka Warrant exercisable into Shares at a price of $0.10 per Share until November 14, 2016.

We issued the Notes to two Lenders and an aggregate of 250,000 warrants to three (3) warrant holders who are non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 above related to the creation of a direct financial obligation is responsive to this Item 2.03 and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above related to the unregistered sales of equity securities is responsive to this Item 3.02 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)                    Exhibits

10.1	Promissory Note dated November 13, 2013

10.2	Form of Promissory Note dated November 14, 2013

10.3	Agency and Interlender Agreement dated November 14, 2013

10.4	Amended and Restated Security Agreement dated November 14, 2013

10.5	Form of Subscription Agreement for Convertible Notes and Warrants

10.6	Form of Warrant Issuance Agreement

10.7	Form of Warrant Certificate

99.1	News Release of November 19, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAKED BRAND GROUP INC.

By:

“Alex McAulay”

Name: Alex McAulay
Chief Financial Officer, Treasurer and Secretary

Date: November 19, 2013